UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2026

Zoned Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51640	46-5198242
(Commission File Number)	(IRS Employer Identification No.)

8360 E. Raintree Drive, #230 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (877) 360-8839

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Asset Purchase Agreement

As previously reported in the Current Report on Form 8-K filed on January 15, 2026 (the “Prior Report”), Zoned Properties, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Original APA”) by and among the Company, Zoned Arizona Properties, LLC (“Zoned Arizona”), ZP RE AZ Dysart, LLC (“Dysart”), ZP RE Holdings, LLC (“RE Holdings” and collectively with Zoned Arizona, Dysart, and the Company, the “Seller Parties”), and BPB Partners, LLC (the “Buyer”) providing for the sale of the Company’s business and substantially all of the Company’s assets to the Buyer.

On September 30, 2026, the parties entered into an Amended and Restated Asset Purchase Agreement (the “A&R APA”), which amends and restates the Original APA in its entirety. Pursuant to the terms of the A&R APA, the Seller Parties agreed to sell to the Buyer, and the Buyer agreed to purchase from the Seller Parties, subject to the terms of the A&R APA, all of the Seller Parties’ rights, title and interest in and to the Company’s Business and certain Assets (both as defined in the A&R APA), which include, among other things (a) the Company’s 100% membership interests in ZP RE Holdings, LLC; Zoned Arizona Properties, LLC; ZP RE AZ Dysart, LLC; ZP RE IL Ashland, LLC; ZP Data Platform 1, LLC; ZP Data Platform 2, LLC; Zoned Advisory Services, LLC; Zoned Properties Brokerage, LLC; ZP Brokerage FL, LLC; (b) the Company’s 5% membership interests in ZP Ohio B, LLC; and (c) the Company’s interest in Chino Valley Properties, LLC (“Chino Valley”) which will be included if Chino Valley’s water rights are not transferred to ZP RE Holdings, LLC, prior to the closing (the “Asset Sale”). The Company’s 50% interest in Zoneomics Green, LLC is no longer included in the A&R APA, as the entity has been dissolved.

Pursuant to the terms of the A&R APA, the purchase price increased from $7,000,000 to $7,800,000. Similar to the Original APA, the price is reduced by the indebtedness the Buyer elects, in its sole discretion, to assume. The Company must repay all other indebtedness and fund its own transaction expenses at closing. If the assumed indebtedness exceeds $7,800,000, the Company must pay the difference to the Buyer at closing. The Original APA’s price adjustments for after-acquired real estate and for the Pleasant Ridge and CKG Properties were eliminated, as the Pleasant Ridge and CKG Properties have been sold.

As previously reported, on September 2, 2026, the Company closed the sale of 2144-2148 N. Road 1 East, Chino Valley, Arizona 86323 (the “Chino Property”). Prior to closing, the parties to the Original APA agreed to amend the Original APA to increase the purchase price thereunder by $800,000 in order to offset an $800,000 reduction in the Chino Property sale price, such that the net consideration to the Company’s stockholders upon closing of the Asset Sale would remain the same.

The A&R APA eliminates certain deal protections, including Buyer’s due diligence right, the Company’s go-shop right, and the Company’s right to terminate and accept a superior proposal, as the periods of time associated with these rights have lapsed. The Company is now subject to a “no-ship” covenant.

The A&R APA acknowledges that the required stockholder approvals were obtained. It also acknowledges that a fairness opinion was delivered to the Company and the Special Transactions Committee. These are no longer closing conditions, although the fairness opinion must remain in effect at closing.

The outside date was extended from September 30, 2026 to October 30, 2026, subject to a 90-day extension.

The other terms of the Original APA remain substantially as described in the Prior Report, including the condition that the Buyer raise the capital required to fund the purchase price, as determined in its sole discretion. The A&R APA also requires the Company to wind down its remaining operations before closing, and to reimburse certain of the Buyer’s expenses, including all of its expenses and legal fees if the Company terminates the agreement other than for the Buyer’s breach.

The A&R APA was reviewed and approved by the Special Transactions Committee of the Board of Directors and was also approved by the full Board of Directors prior to its execution.

The foregoing description of the A&R APA is not a complete description of all of the parties’ rights and obligations thereunder, and is qualified in its entirety by reference to the A&R APA, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Amended and Restated Asset Purchase Agreement, dated September 30, 2026, by and among the registrant, Zoned Arizona Properties, LLC, ZP RE AZ Dysart, LLC, ZP RE Holdings, LLC, and BPB Partners, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONED PROPERTIES, INC.

Dated: September 30, 2026	/s/ Bryan McLaren
Bryan McLaren
Chief Executive Officer & Chief Financial Officer

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